Exhibit 99.1

Contact:
Joseph L. McCarthy
Director Corporate Communications
(408) 943-2902

Cypress Announces Retirement of CFO Brad Buss and Updates Q114 Revenue Guidance

Conference Call to be Webcast at: www.cypress.com/investors

SAN JOSE, Calif., April 2, 2014 - Cypress Semiconductor Corp. (NASDAQ: CY) today announced that Brad Buss, Executive Vice President and Chief Financial Officer, is retiring from Cypress after eight years of service. He will remain EVP and CFO through June 1, 2014, after which Thad Trent, currently Vice President of Finance, will assume the role of EVP and CFO. Buss will then continue on a part-time basis, assisting in the transition through September 1, 2014, after which he will become a non-employee advisor to the Board and the CEO through April 30, 2015.

Cypress CEO T.J. Rodgers said, “Brad has been a key part of our executive team. His leadership, business acumen, strategic vision and relentless focus on results and shareholder value have made Cypress a much better company. His contributions and ribald Canadian sense of humor will be sorely missed. Brad has developed a strong team. I am glad that Thad Trent is ready to step seamlessly into the CFO role after working directly for Brad the last eight years.”

“This is one of the hardest decisions I have had to make in my career,” Buss said. “However, the timing is right for the company, and Thad is ready to take over as CFO. My days at Cypress have been fast-paced, exciting and personally rewarding. From the SunPower IPO preparation on my first day of work, through various strategic events, capital raising and the initiation of our first-ever dividend, there has never been a dull day. I will always cherish my experiences at Cypress, and I want to thank T.J. personally for eight great years. Our business is on a solid footing and we are returning to growth, so now is a good time to begin the transition of the CFO seat to Thad. I will be introducing Thad to investors during the upcoming rounds of conferences and meetings.”

Thad Trent, 46, is a 22-year veteran of the technology industry. He has held finance management roles at publicly traded companies Wind River Systems and Wyle Electronics, as well as two technology startups. He earned his Bachelor of Science in Business Administration and Finance at San Diego State University. Trent joined Cypress in 2005 and has been Vice President of Finance since 2010. Most recently, he has led the finance activities for our business units, sales and marketing, and distribution groups, and he has supervised our financial reporting, accounting, and planning and analysis.

Conference Call Today
The Company will host a conference call to discuss the transition and to introduce Mr. Trent today, April 2, 2014, at 2:00 p.m. PDT. The event will be broadcast over the Internet and can be accessed through Cypress’s website at www.cypress.com/investors. The conference call number is 517-623-4671. The Company is in a quiet period and thus will not be taking any questions related to the current quarter during this call.

Q1 ’14 Revenue Guidance Update
Cypress also updated the revenue range of its prior guidance given on January 23, 2014. CEO Rodgers said, “Q1 was strong and as such it should exceed the higher end of the range of prior guidance with revenue in the $169 million to $171 million range. We have a solid design win pipeline that will feed our revenue growth through the second quarter of 2014.”

About Cypress
Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® 1, PSoC 3, PSoC 4 and PSoC 5LP programmable system-on-chip families. Cypress is the world leader in capacitive user interface solutions including CapSense® touch sensing, TrueTouch® touchscreens, and trackpad solutions for notebook PCs and peripherals. Cypress is a world leader in USB controllers, which enhance connectivity and performance in a wide range of consumer and industrial products. Cypress is also the world leader in SRAM and nonvolatile RAM memories. Cypress serves numerous major markets, including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Forward-Looking Statements
Statements made in this release that are not historical in nature and that refer to Cypress plans and expectations for the future, including but not limited to the expected retirement timeline for Mr. Buss’s retirement and transition periods, our expectations regarding Mr. Trent’s transition to CFO, our expected Q1 revenue and our expected growth for Q2 and beyond based on our design win pipeline, are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially due a variety of factors, including but not limited to whether Mr. Trent is able to effectively transition into the role of CFO, our expected revenue for Q1 is realized, whether or not our design win pipeline materializes into the revenue and growth we expect for Q2 and beyond, as well as the risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Cypress as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify such forward-looking statements.

Cypress, the Cypress logo, PSoC, CapSense and TrueTouch are registered trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.